CERTIFICATE OF INCORPORATION
                                       OF
                              Ciro Jewelery, Inc.


FIRST: The name of the Corporation is Ciro Jewelery, Inc.

SECOND: Its registered office is to be located at Chemical Bank Plaza, Suite 1600, 1201 N. Market St., Wilmington, DE 19801, Country of New Castle. The registered agent is Registered Agents, Ltd. whose address is the same as above.

THIRD: The nature of business and purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Laws.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand five hundred (1,500). All such shares are to be without par value and are to be of one class.

FIFTH: The name and mailing address of the Incorporator are as follows:



                                   Owen Joyce
                        Chemical Bank Plaza, Suite 1600
                               1201 N. Market St.
                              Wilmington, DE 19801

SIXTH: The powers of the undersigned incorporator will terminate upon filing of the certificate of incorporation. The name and mailing address of the persons who will serve as initial directors, who may, after the filing of this certificate, be referred to as the incorporators until the first annual meeting of stockholders or until a successor(s) is elected and qualified are:

                                Laszlo Schwartz
                                  445 5th Ave.
                                   Suite 11A
                               New York, NY 10016

SEVENTH: Each person who serves or has served as a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payment of dividend or unlawful stock purchase or redemption as such liability is imposed under Section 174 of the General Corporation Laws of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts stated herein are true, and I have accordingly hereunto set my hand.

                                                /s/ ILLEGIBLE
                                                -------------------
                                                INCORPORATOR